                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ______________________

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
 TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

                 COMMISSION FILE NUMBER:      1-10125
                                            -----------

                            BERKSHIRE HATHAWAY INC.
--------------------------------------------------------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131
                                (402) 346-1400
--------------------------------------------------------------------------------
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                CLASS A COMMON STOCK, PAR VALUE $5.00 PER SHARE
               CLASS B COMMON STOCK, PAR VALUE $0.1667 PER SHARE
--------------------------------------------------------------------------------
           (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

             1.00% SENIOR EXCHANGEABLE NOTES DUE DECEMBER 2, 2001
--------------------------------------------------------------------------------
  (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(a) OR 15(d) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(ii)     [_]
          Rule 12g-4(a)(1)(ii)    [_]            Rule 12h-3(b)(2)(i)      [_]
          Rule 12g-4(a)(2)(i)     [_]            Rule 12h-3(b)(2)(ii)     [_]
          Rule 12g-4(a)(2)(ii)    [_]            Rule 15d-6               [_]
          Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 1
      ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Berkshire Hathaway Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 22, 1998                    BY: /s/ Marc D. Hamburg
                                                --------------------------------
                                                Name: Marc D. Hamburg
                                                Title: Vice President and Chief
                                                       Financial Officer